Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-us.com

FOR IMMEDIATE RELEASE

Capital Bank Announces Financial Results for First Quarter of 2010

RALEIGH, N.C., April 27, 2010 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today reported financial results for the first quarter of 2010.

First Quarter 2010 Financial Highlights:

•	Increased total regulatory capital through an $8.5 million private placement offering of common stock and subordinated debt to qualified investors;
•	Net interest margin increased to 3.22% in the first quarter 2010 from 2.72% in the first quarter 2009;
•	Nonperforming loans were 4.23% of total loans as of March 31, 2010 compared with 2.84% of total loans as of December 31, 2009;
•	Nonperforming assets were 4.24% of total assets as of March 31, 2010 compared with 2.90% of total assets as of December 31, 2009;
•	Allowance for loan losses increased to 2.12% of total loans as of March 31, 2010 from 1.88% of total loans as of December 31, 2009;
•
Allowance for loan losses increased to 132% of nonperforming loans, net of loans charged down to market value, as of March 31, 2010 from 115% of nonperforming loans, net of loans charged down to market value, as of December 31, 2009;

•	Annualized first quarter 2010 net charge-offs were 2.48% of average loans compared with 0.73% of average loans for the first quarter 2009;
•	Provision for loan losses increased to $11.7 million in first quarter 2010 from $6.0 million in first quarter 2009, an increase of $5.7 million; and
•
Net loss attributable to common shareholders was $5.9 million, or $0.49 per diluted share, in first quarter 2010 compared with net loss attributable to common shareholders of $5.1 million, or $0.45 per diluted share, in first quarter 2009.

The Company’s results of operations in the first quarter of 2010 compared with the same quarter last year primarily reflect a significant increase in provision for loan losses, partially offset by an improved net interest income and a higher income tax benefit.

“Capital Bank was very pleased to announce the completion of an $8.5 million private placement offering during the first quarter of 2010,” stated B. Grant Yarber, president and CEO. “We remain committed to capital preservation and to remaining above well capitalized levels as we work through the significant headwinds that community banks and the commercial real estate markets have been facing these past two years. This successful capital raise allowed us to increase our preliminary total risk-based capital ratio despite continuing elevated loan losses. We remain confident in the overall strength of our franchise and look forward to an improving economy.”

Net Interest Income

Net interest income increased by $2.4 million, rising from $10.2 million in the first quarter of 2009 to $12.6 million in the first quarter of 2010. This improvement was due to an increase in net interest margin from 2.72% in the first quarter of 2009 to 3.22% in the first quarter of 2010, coupled with a 4.1% growth in average earning assets over the same period. Net interest margin benefited from a significant decline in funding costs as rates on total interest-bearing liabilities fell 70 basis points, from 2.80% for the quarter ended March 31, 2009 to 2.10% for the quarter ended March 31, 2010. The Company’s interest rate swap on prime-indexed commercial loans, which expired in October 2009, increased loan interest income by $1.1 million in the first quarter of 2009, representing a benefit to net interest margin of 29 basis points in that quarter. Since the swap expired in 2009, the Company received no benefit in the first quarter of 2010.

A significant increase in loans placed on nonaccrual status during the first quarter of 2010 negatively affected net interest income during the quarter. When loans are placed on nonaccrual status, any accrued but unpaid interest is immediately reversed and has a direct impact on net interest income and net interest margin. During the first quarter of 2010, reversal of accrued interest on loans placed on nonaccrual reduced net interest income by approximately $750 thousand, representing a negative impact to net interest margin of 18 basis points.

“Despite a slight decline in loan yields from increased levels of nonaccrual loans and expiration of our prime swap in 2009, Capital Bank realized substantial net interest income improvement during the past year,” stated Mr. Yarber. “Management remains primarily focused on capital preservation and asset quality but also considers margin management a key priority. Through disciplined margin controls in a more favorable interest rate environment, our net interest margin increased to 3.22% in the first quarter of 2010 from 2.72% in the first quarter of 2009. We are pleased by the positive trends in our net interest margin.”

Provision for Loan Losses and Asset Quality

Provision for loan losses for the quarter ended March 31, 2010 totaled $11.7 million, an increase from $6.0 million for the quarter ended March 31, 2009. The increase in the loan loss provision was driven by continued difficult economic conditions and weakness in local real estate markets which resulted in significantly higher levels of nonperforming assets and impaired loans as well as downgrades to the credit ratings of certain loans in the portfolio. Further, a significant decline in commercial real estate values contributed to higher levels of specific reserves or charge-offs on impaired loans. Net charge-offs increased from $2.3 million, or 0.73% of average loans, in the first quarter of 2009 to $8.7 million, or 2.48% of average loans, in the first quarter of 2010.

Nonperforming assets, which include loans on nonaccrual and other real estate, increased to 4.24% of total assets as of March 31, 2010 compared to 2.90% as of December 31, 2009 and 1.24% as of March 31, 2009. Past due loans, which include all loans past due 30 days or more, increased to 4.96% of total loans as of March 31, 2010 compared to 2.80% as of December 31, 2009 and 1.34% as of March 31, 2009.

As a result of the deteriorating credit quality, the Company increased the allowance for loan losses to 2.12% of total loans as of March 31, 2010 compared to 1.88% as of December 31, 2009 and 1.45% as of March 31, 2009. The allowance for loan losses was 50% of nonperforming loans as of March 31, 2010, which was a decline from 66% as of December 31, 2009 and 109% as of March 31, 2009. The allowance for loan losses was 132% of nonperforming loans, net of loans charged down to market value, which was an increase from 115% as of December 31, 2009 and a decline from 155% as of March 31, 2009.

Noninterest Income

Noninterest income decreased by $444 thousand, or 21%, declining from $2.1 million in the first quarter of 2009 to $1.7 million in the first quarter of 2010. This decrease was primarily related to write-downs to the values of real estate owned totaling $646 thousand in the quarter ended March 31, 2010. Management continues to proactively monitor the market values of its real estate owned by obtaining updated appraisals, and reduces other noninterest income by any decline in valuations during the period. Other noninterest income was further reduced by $229 thousand in losses on the sale of certain real estate owned during the first quarter of 2010. Mortgage origination and other loan fees also declined by $200 thousand in the quarter ended March 31, 2010 compared with the quarter ended March 31, 2009. The lower noninterest income was partially offset by gains of $263 thousand on the sale of certain debt securities and recognized appreciation of $65 thousand in the market value of an equity security in the quarter ended March 31, 2010 compared with a $320 thousand loss on an investment in Silverton Bank stock in the quarter ended March 31, 2009.

Noninterest Expense

Noninterest expense increased $157 thousand, or 1%, rising from $11.6 million in the first quarter of 2009 to $11.7 million in the first quarter of 2010. This increase was primarily due to higher FDIC deposit insurance expense, which rose by $436 thousand during the quarter. Increased deposit insurance expense reflects higher deposit insurance assessment rates to cover losses incurred by the FDIC’s deposit insurance fund. Growth in core deposits during the past year also partially contributed to the increase in FDIC deposit insurance expense. Additionally, miscellaneous loan handling costs increased $278 thousand as higher loan workout, appraisal and foreclosure costs were incurred in the quarter ended March 31, 2010. Partially offsetting the increase in noninterest expense, salaries and employee benefits expense fell by $561 thousand partially due to suspension of the Company’s 401(k) match in 2009 and partially due to higher deferred loan costs which reduced expense. Income tax benefit increased from $800 thousand in the first quarter of 2009 to $3.9 million in the first quarter of 2010. This increase was primarily due to a larger net loss before taxes over the same period.

Balance Sheet

Loan balances declined by $14.2 million in the first quarter of 2010 partially due to net charge-offs in the quarter and partially due to an effort by the Company to slow balance sheet growth to preserve its regulatory capital ratios and reduce its exposure to commercial real estate lending. Total deposits increased by $2.6 million in the quarter ended March 31, 2010. Checking and savings accounts decreased by $8.3 million during the quarter ended March 31, 2010 primarily due to a decline in average balances held by depositors. As the economy continues to stabilize and consumer spending rises, the Company expects to experience a decline in average customer checking account balances. Time deposits, which include brokered deposits, increased $35.0 million in the first quarter of 2010 while money market accounts decreased by $24.1 million in the same period.

The Company increased regulatory capital during the quarter ended March 31, 2010 through an $8.5 million private placement offering to qualified investors. The offering was structured in the form of investment units consisting of a subordinated promissory note with a principal balance of $3,997 and shares of the Company’s common stock valued at $6,003. As a result of the offering, the Company sold subordinated promissory notes with an aggregate principal amount of approximately $3.4 million and shares of the Company’s common stock valued at approximately $5.1 million. The Company may elect to sell additional units in one or more subsequent closings on or prior to June 16, 2010, unless the Company elects to extend the offering, provided that the aggregate number of all units sold does not exceed 1,500. The Company may redeem some or all of the promissory notes at any time beginning on March 18, 2015 at a price equal to 100% of the principal amount of the redeemed promissory notes plus accrued but unpaid interest to the redemption date.

***

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-us.com.

This press release does not constitute an offer to sell or a solicitation to buy the investment units described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the management of our growth, the risks associated with Capital Bank’s loan portfolio, local economic conditions affecting retail and commercial real estate, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

###

CAPITAL BANK CORPORATION
Quarterly Results
(Unaudited)	2010	2009
	March 31	December 31	September 30	June 30	March 31
(Dollars in thousands)

Interest income	$20,066	$20,863	$21,858	$20,755	$19,668
Interest expense	7,516	7,885	8,303	8,591	9,487
Net interest income	12,550	12,978	13,555	12,164	10,181
Provision for loan losses	11,734	11,822	3,564	1,692	5,986
Net interest income after provision for loan losses	816	1,156	9,991	10,472	4,195
Noninterest income	1,655	1,243	2,476	3,699	2,099
Noninterest expense	11,714	14,096	11,067	12,440	11,557
Net income (loss) before taxes	(9,243)	(11,697)	1,400	1,731	(5,263)
Income tax expense (benefit)	(3,909)	(4,452)	(2,143)	382	(800)
Net income (loss)	$(5,334)	$(7,245)	$3,543	$1,349	$(4,463)
Dividends and accretion on preferred stock	589	588	590	587	587
Net income (loss) attributable to common shareholders	$(5,923)	$(7,833)	$2,953	$762	$(5,050)

End of Period Balances
(Unaudited)	2010	2009
	March 31	December 31	September 30	June 30	March 31
(Dollars in thousands)

Total assets	$1,739,857	$1,734,668	$1,734,950	$1,695,342	$1,665,611
Total earning assets	1,639,864	1,640,305	1,634,119	1,615,164	1,580,140
Cash and cash equivalents	53,341	29,513	52,694	72,694	39,917
Investment securities	232,780	245,492	262,499	268,224	286,310
Loans	1,376,085	1,390,302	1,357,243	1,293,340	1,277,064
Allowance for loan losses	29,160	26,081	19,511	18,602	18,480
Intangible assets	2,475	2,711	2,995	3,282	3,569
Deposits	1,380,539	1,377,965	1,385,250	1,380,842	1,340,974
Borrowings	172,000	167,000	147,000	117,000	127,000
Subordinated debentures	34,323	30,930	30,930	30,930	30,930
Shareholders’ equity	138,792	139,785	149,525	143,306	142,674
Tangible common equity	95,038	95,795	105,251	98,745	97,826

Average Quarterly Balances
(Unaudited)	2010	2009
	March 31	December 31	September 30	June 30	March 31
(Dollars in thousands)

Total assets	$1,732,940	$1,736,421	$1,705,290	$1,665,387	$1,659,767
Total earning assets	1,639,214	1,648,872	1,632,707	1,588,502	1,574,017
Investment securities	231,916	254,383	265,976	279,607	289,368
Loans	1,393,169	1,384,285	1,330,199	1,285,571	1,265,438
Deposits	1,374,520	1,379,554	1,375,931	1,324,507	1,307,827
Borrowings	170,956	155,989	130,098	140,682	146,233
Subordinated debentures	31,232	30,930	30,930	30,930	30,930
Shareholders’ equity	140,907	150,007	145,487	145,216	149,285

CAPITAL BANK CORPORATION
Nonperforming Assets 1
(Unaudited)	2010	2009
	March 31	December 31	September 30	June 30	March 31
(Dollars in thousands)

Commercial real estate	$44,086	$25,593	$14,991	$12,888	$11,475
Consumer real estate	3,809	3,330	2,235	2,566	2,573
Commercial owner occupied	6,085	6,607	710	1,997	2,308
Commercial and industrial	4,217	3,974	586	1,060	652
Consumer	8	8	–	19	–
Total nonperforming loans	58,205	39,512	18,522	18,530	17,008
Other real estate 2	15,635	10,732	8,441	5,170	3,616
Total nonperforming assets	$73,840	$50,244	$26,963	$23,700	$20,624

1	Represents loans that are 90 days or more past due or in nonaccrual status in addition to other real estate.
2
Balance as of March 31, 2010 includes $1.3 million of real estate from a closed branch office held for sale and $4.4 million of residential properties sold to individuals prior to March 31, 2010 where the Company financed 100% of the purchase price at closing.

Other Financial Data and Ratios
(Unaudited)	2010	2009
	March 31	December 31	September 30	June 30	March 31

Per Share Data
Net income (loss) – basic and diluted	$(0.49)	$(0.68)	$0.26	$0.07	$(0.45)
Book value	7.57	8.68	9.58	9.03	8.97
Tangible book value	7.38	8.44	9.31	8.74	8.66

Common shares outstanding	12,881,354	11,348,117	11,300,369	11,300,369	11,300,369
Average diluted shares outstanding	12,014,430	11,528,693	11,469,064	11,447,619	11,293,480
Average basic shares outstanding	12,014,430	11,528,693	11,469,064	11,447,619	11,293,480

Net Interest Margin 1
Yield on earning assets	5.08%	5.15%	5.43%	5.34%	5.17%
Cost of interest-bearing liabilities	2.10	2.18	2.33	2.50	2.80
Net interest spread	2.98	2.96	3.10	2.84	2.37
Net interest margin	3.22	3.25	3.41	3.17	2.72

Capital Ratios
Tangible equity to tangible assets	7.85%	7.91%	8.46%	8.28%	8.37%
Tangible common equity to tangible assets	5.47	5.53	6.08	5.84	5.89
Average shareholders’ equity to average total assets	8.13	8.64	8.53	8.72	8.99
Tier 1 leverage 2	8.80	8.94	9.87	9.94	10.01
Tier 1 risk-based capital 2	10.24	10.16	11.17	11.52	11.82
Total risk-based capital 2	11.73	11.41	12.42	12.77	13.07

Asset Quality Ratios
Nonperforming loans to total loans	4.23%	2.84%	1.36%	1.43%	1.33%
Nonperforming assets to total assets	4.24	2.90	1.55	1.40	1.24
Allowance for loan losses to total loans	2.12	1.88	1.44	1.44	1.45
Allowance to nonperforming loans	50	66	105	100	109
Allowance to nonperforming loans, net of loans charged down to market value	132	115	182	167	155
Net charge-offs to average loans	2.48	1.52	0.80	0.49	0.73
Past due loans to total loans	4.96	2.80	1.86	1.17	1.34

1	Annualized and on a fully taxable equivalent basis.
2	Regulatory capital ratios as of March 31, 2010 are preliminary and subject to change pending filing of regulatory financial reports.

CAPITAL BANK CORPORATION
Supplemental Loan Portfolio Analysis
(Unaudited)
	As of March 31, 2010
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	Allowance to Loans Outstanding
(Dollars in thousands)

Commercial real estate:
Residential construction and land development	$247,476	$39,552	15.98%	$9,654	3.90%
Commercial construction and land development	208,972	466	0.22	3,540	1.69
Other commercial real estate	240,177	4,068	1.69	3,848	1.60
Total commercial real estate	696,625	44,086	6.33	17,042	2.45
Consumer real estate:
Residential mortgages	165,362	3,630	2.20	2,522	1.53
Home equity lines	96,556	179	0.19	637	0.66
Total consumer real estate	261,918	3,809	1.45	3,159	1.21
Commercial owner occupied real estate	186,812	6,085	3.26	4,650	2.49
Commercial and industrial	181,111	4,217	2.33	3,801	2.10
Consumer	7,617	8	0.11	315	4.14
Other loans	42,002	–	–	193	0.46
Total	$1,376,085	$58,205	4.23%	$29,160	2.12%

Supplemental Commercial Real Estate Analysis
Residential Acquisition, Development and Construction Loan Analysis by Type
(Unaudited)
	As of and for the quarter ended March 31, 2010
	Residential Land / Development	Residential Construction	Total
(Dollars in thousands)

Loans outstanding	$146,163	$101,313	$247,476
Loans outstanding to total loans	10.62%	7.36%	17.98%
Nonaccrual loans	$32,287	$7,265	$39,552
Nonaccrual loans to loans in category	22.09%	7.17%	15.98%

Allowance for loan losses	$6,968	$2,686	$9,654
Allowance to loans in category	4.77%	2.65%	3.90%
Net charge-offs	$5,120	$1,489	$6,609
Net charge-offs to average loans in category	13.26%	5.90%	10.35%

CAPITAL BANK CORPORATION
Supplemental Commercial Real Estate Analysis
Residential Acquisition, Development and Construction Loan Analysis by Region
(Unaudited)
	As of March 31, 2010
	Loans Outstanding	Percent of Total Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	Allowance to Loans Outstanding
(Dollars in thousands)

Triangle	$171,255	69.20%	$31,872	18.61%	$7,274	4.25%
Sandhills	34,167	13.81	885	2.59	908	2.66
Triad	5,372	2.17	–	–	121	2.25
Western	36,682	14.82	6,795	18.52	1,351	3.68
Total	$247,476	100.00%	$39,552	15.98%	$9,654	3.90%

Supplemental Commercial Real Estate Analysis
Other Commercial Real Estate Loan Analysis by Type
(Unaudited)
	As of and for the quarter ended March 31, 2010
	Commercial Land / Development	Commercial Construction	Multifamily	Other Non- Residential CRE	Total
(Dollars in thousands)

Loans outstanding	$130,298	$78,674	$43,631	$196,546	$449,149
Loans outstanding to total loans	9.47%	5.72%	3.17%	14.28%	32.64%
Nonaccrual loans	$466	$–	$314	$3,754	$4,534
Nonaccrual loans to loans in category	0.36%	–%	0.72%	1.91%	1.01%

Allowance for loan losses	$2,473	$1,067	$561	$3,287	$7,388
Allowance to loans in category	1.90%	1.36%	1.29%	1.67%	1.64%
Net charge-offs	$2	$–	$11	$211	$224
Net charge-offs to average loans in category	0.01%	–%	0.10%	0.42%	0.20%

Supplemental Commercial Real Estate Analysis
Other Commercial Real Estate Loan Analysis by Region
(Unaudited)
	As of March 31, 2010
	Loans Outstanding	Percent of Total Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	Allowance to Loans Outstanding
(Dollars in thousands)

Triangle	$294,987	65.68%	$3,404	1.15%	$4,954	1.68%
Sandhills	61,894	13.78	604	0.98	1,188	1.92
Triad	37,147	8.27	41	0.11	581	1.56
Western	55,121	12.27	485	0.88	665	1.21
Total	$449,149	100.00%	$4,534	1.01%	$7,388	1.64%

CAPITAL BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
March 31, 2010 and December 31, 2009
	March 31, 2010	December 31, 2009
(Dollars in thousands)	(Unaudited)

Assets
Cash and due from banks:
Interest-earning	$30,999	$4,511
Noninterest-earning	22,342	25,002
Total cash and cash equivalents	53,341	29,513
Investment securities:
Investment securities – available for sale, at fair value	220,955	235,426
Investment securities – held to maturity, at amortized cost	3,344	3,676
Other investments	8,481	6,390
Total investment securities	232,780	245,492
Loans – net of unearned income and deferred fees	1,376,085	1,390,302
Allowance for loan losses	(29,160)	(26,081)
Net loans	1,346,925	1,364,221
Premises and equipment, net	24,580	23,756
Bank-owned life insurance	22,997	22,746
Deposit premium, net	2,475	2,711
Deferred income tax	11,690	12,096
Accrued interest receivable	6,479	6,590
Other assets	38,590	27,543
Total assets	$1,739,857	$1,734,668

Liabilities
Deposits:
Demand, noninterest-bearing	$132,411	$141,069
Savings and interest-bearing checking	204,358	204,042
Money market deposit accounts	160,087	184,146
Time deposits less than $100,000	531,508	507,348
Time deposits $100,000 and greater	352,175	341,360
Total deposits	1,380,539	1,377,965
Repurchase agreements and federal funds purchased	3,227	6,543
Borrowings	172,000	167,000
Subordinated debentures	34,323	30,930
Other liabilities	10,976	12,445
Total liabilities	1,601,065	1,594,883

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,200	40,127
Common stock, no par value; 50,000,000 shares authorized; 12,881,354 and 11,348,117 shares issued and outstanding	145,136	139,909
Accumulated deficit	(50,129)	(44,206)
Accumulated other comprehensive income	3,585	3,955
Total shareholders’ equity	138,792	139,785
Total liabilities and shareholders’ equity	$1,739,857	$1,734,668

CAPITAL BANK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2010 and 2009
(Unaudited)	Three Months Ended March 31,
	2010	2009
(Dollars in thousands except per share data)

Interest income:
Loans and loan fees	$17,411	$16,092
Investment securities:
Taxable interest income	2,026	2,799
Tax-exempt interest income	601	764
Dividends	18	–
Federal funds and other interest income	10	13
Total interest income	20,066	19,668
Interest expense:
Deposits	6,151	7,769
Borrowings and repurchase agreements	1,365	1,718
Total interest expense	7,516	9,487
Net interest income	12,550	10,181
Provision for loan losses	11,734	5,986
Net interest income after provision for loan losses	816	4,195
Noninterest income:
Service charges and other fees	868	952
Bank card services	415	339
Mortgage origination and other loan fees	327	527
Brokerage fees	187	163
Bank-owned life insurance	239	258
Net gain (loss) on investment securities	328	(320)
Loss on other real estate	(876)	(7)
Other	167	187
Total noninterest income	1,655	2,099
Noninterest expense:
Salaries and employee benefits	5,400	5,961
Occupancy	1,502	1,373
Furniture and equipment	745	830
Data processing and telecommunications	517	631
Advertising and public relations	430	323
Office expenses	332	335
Professional fees	475	379
Business development and travel	267	328
Amortization of deposit premiums	235	288
Miscellaneous loan handling costs	441	163
Directors fees	298	359
FDIC deposit insurance	665	229
Other	407	358
Total noninterest expense	11,714	11,557
Net loss before tax benefit	(9,243)	(5,263)
Income tax benefit	(3,909)	(800)
Net loss	$(5,334)	$(4,463)
Dividends and accretion on preferred stock	589	587
Net loss attributable to common shareholders	$(5,923)	$(5,050)

Net loss per common share – basic	$(0.49)	$(0.45)
Net loss per common share – diluted	$(0.49)	$(0.45)

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Three Months Ended March 31, 2010, December 31, 2009 and March 31, 2009
Tax Equivalent Basis 1

	March 31, 2010			December 31, 2009			March 31, 2009
(Dollars in thousands)	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate
Assets
Loans receivable 2:
Commercial	$1,187,760	$15,089	5.15%	$1,190,645	$15,668	5.22%	$1,095,804	$13,942	5.16%
Consumer	205,409	2,473	4.88	193,640	2,431	4.98	169,634	2,150	5.14
Total loans	1,393,169	17,562	5.11	1,384,285	18,099	5.19	1,265,438	16,092	5.16
Investment securities 3	225,819	2,956	5.24	247,253	3,283	5.31	288,679	3,957	5.48
Federal funds sold and interest-earning cash	20,226	10	0.20	17,334	8	0.18	19,900	13	0.26
Total interest-earning assets	1,639,214	$20,528	5.08%	1,648,872	$21,390	5.15%	1,574,017	$20,062	5.17%
Cash and due from banks	19,450			18,169			22,116
Other assets	102,321			90,303			78,814
Allowance for loan losses	(28,045)			(20,923)			(15,180)
Total assets	$1,732,940			$1,736,421			$1,659,767

Liabilities and Equity
Savings deposits	$28,992	$10	0.14%	$29,012	$11	0.15%	$28,793	$13	0.18%
Interest-bearing demand deposits	342,048	886	1.05	365,889	1,078	1.17	353,262	1,205	1.38
Time deposits	871,507	5,255	2.45	844,776	5,352	2.51	800,879	6,551	3.32
Total interest-bearing deposits	1,242,547	6,151	2.01	1,239,677	6,441	2.06	1,182,934	7,769	2.66
Borrowed funds	170,956	1,145	2.72	155,989	1,224	3.11	146,233	1,389	3.85
Subordinated debt	31,232	218	2.83	30,930	216	2.77	30,930	322	4.22
Repurchase agreements and fed funds purchased	4,667	2	0.17	7,246	4	0.22	13,849	7	0.20
Total interest-bearing liabilities	1,449,402	$7,516	2.10%	1,433,842	$7,885	2.18%	1,373,946	$9,487	2.80%
Noninterest-bearing deposits	131,973			139,877			124,893
Other liabilities	10,658			12,695			11,643
Total liabilities	1,592,033			1,586,414			1,510,482
Shareholders’ equity	140,907			150,007			149,285
Total liabilities and shareholders’ equity	$1,732,940			$1,736,421			$1,659,767

Net interest spread 4			2.98%			2.96%			2.37%
Tax equivalent adjustment		$462			$527			$394
Net interest income and net interest margin 5		$13,012	3.22%		$13,505	3.25%		$10,575	2.72%

1	The tax equivalent basis is computed using a federal tax rate of 34%.
2	Loans receivable include nonaccrual loans for which accrual of interest has not been recorded.
3	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.
4	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
5	Net interest margin represents net interest income divided by average interest-earning assets.